Final Term Sheet	Filed Pursuant to Rule 433
Medium-Term Notes, Series N – Fixed Rate August 10, 2015	Registration No. 333-184808

PACCAR Financial Corp.

Medium-Term Notes, Series N – Fixed Rate

CUSIP # 69371RM78

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐	Barclays Capital Inc.
☐	Citigroup Global Markets Inc.
☐	Mitsubishi UFJ Securities (USA), Inc.
☐	BNP Paribas Securities Corp.
☒	J.P. Morgan Securities LLC
☐	Goldman, Sachs & Co.
☒	Other: RBC Capital Markets, LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

ANZ Securities, Inc.

Mizuho Securities USA Inc.

TD Securities (USA) LLC

The Williams Capital Group, L.P.

acting as ☒ principal ☐ agent

at: ☐	varying prices related to prevailing market prices at the time of resale
☒	a fixed initial public offering price of 99.907% of the Principal Amount.

Principal Amount: $250,000,000	Original Issue Date: August 14, 2015 (T+4)

Agent’s Discount or Commission: 0.35%	Final Maturity Date: August 14, 2020

Net Proceeds to Company: $248,892,500	Interest Payment Dates: Semi-annually on each February 14 and August 14, commencing February 14, 2016 Record Dates: January 31 and July 31 preceding the applicable Interest Payment Date

Treasury Benchmark: 1.625% due July 31, 2020

Treasury Yield: 1.620%

Reoffer Spread: T+90 bps

Reoffer Yield: 2.520%

Interest Rate: 2.500% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:
Initial Redemption Percentage: %
Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.

☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Exchange Rate Agent:                 (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check  ☐

Issue Price:

Form:          ☒  Book-Entry           ☐   Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
J.P. Morgan Securities LLC	Bookrunner	$50,000,000
RBC Capital Markets, LLC	Bookrunner	$50,000,000
U.S. Bancorp Investments, Inc.	Bookrunner	$50,000,000
Wells Fargo Securities, LLC	Bookrunner	$50,000,000
ANZ Securities, Inc.	Co-Manager	$12,500,000
Mizuho Securities USA Inc.	Co-Manager	$12,500,000
TD Securities (USA) LLC	Co-Manager	$12,500,000
The Williams Capital Group, L.P.	Co-Manager	$12,500,000

Total		$250,000,000

Other Provisions: N/A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, J.P. Morgan Securities LLC, RBC Capital Markets, LLC, U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC, collect at 1-212-834-4533, RBC Capital Markets, LLC, toll-free at 1-866-375-6829, U.S. Bancorp Investments, Inc., toll-free at 1-877-558-2607 or Wells Fargo Securities, LLC, toll-free at 1-800-645-3751.

Supplemental United States Federal Income Taxation

The following discussion supplements the discussion contained in the Prospectus and Prospectus Supplement under the caption “United States Federal Income Taxation—Non-U.S. Holders—Foreign Account Tax Compliance.”

Pursuant to Treasury Regulations, the Foreign Account Tax Compliance Act (“FATCA”) currently applies to payments of interest (including OID) and will apply to payments of gross proceeds from a sale or other disposition (including upon maturity) of the Notes paid after December 31, 2016.